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                                  EXHIBIT 99.1



Vantive Signs Definitive Agreement to Acquire Wayfarer Communications

Vantive Expands Offering to Deliver Real-Time, Personalized Enterprise Intelligence to the Desktop

SANTA CLARA, Calif.--(BUSINESS WIRE)--June 18, 1998--The Vantive Corporation (NASDAQ:VNTV - news), a leader in the front-office automation software market, today announced that it has signed a definitive agreement to acquire privately-held Wayfarer Communications, a highly innovative company that specializes in web-based information delivery.

With this technology, Vantive will become the first vendor to provide a personalized view of real-time information collected from both front-office and back-office applications as well as corporate intranet and Internet resources. Vantive will call its new product offering VantiveVista.

Today's users are barraged with information and multiple software applications, making it difficult to operate efficiently. VantiveVista prevents information overload by capturing, consolidating and delivering personalized business-critical information in a continuously updated display. According to user-defined parameters, VantiveVista pulls information from multiple sources across the enterprise -- Vantive Enterprise applications; other front-office applications, such as Microsoft Outlook; back-office applications, such as Oracle and PeopleSoft; web news feeds and articles -- and displays it in summary form. VantiveVista can be defined at the corporate, department, workgroup or individual level. Once defined, information delivery is automatic and does not require user-initiated searches.

"Knowledge workers need one-stop, easy access to all the critical and relevant information they need to make timely, accurate decisions that result in closed deals and satisfied customers," said John Luongo, CEO and president of Vantive. "Wayfarer's technology is a perfect complement to Vantive, and the integrated offering raises the bar for enterprise software providers and sales force automation systems in particular."

VantiveVista proactively alerts users only to the key information requiring their attention, letting users harness what's valuable and suppress what's extraneous in their information environment. VantiveVista also makes it easy for users to move between high-level summaries and detailed information. If users require more detail, a single click on any of the information displayed seamlessly launches the user into the application from which the data was derived. For example:

-- A sales representative, notified of an order delay on a key account, can click on the order to access further details within the Oracle order management application.

-- A service manager, informed of a recent sale to an existing


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      account, can click on the sales alert to review the
      recently closed opportunity within Vantive Sales.

-- A field service representative, reminded of a training session, can click on the reminder to access the meeting details in the Microsoft Outlook calendar.

In addition to offering VantiveVista as an entry point to the Vantive Enterprise, Vantive intends to offer the product as a stand-alone application to non-traditional users of front-office systems such as members of a company's executive staff, finance and manufacturing organizations. In this case, a CEO could see a snapshot of sales performance against plan, new product inventory status or customer satisfaction metrics as well as key industry news and stock information.

Under the terms of the definitive agreement, Vantive will assume all of Wayfarer's obligations and issue approximately 179,000 shares of Vantive common stock in exchange for all outstanding shares of Wayfarer. The transaction will be accounted for as a purchase. Vantive expects to record charges related to the acquisition of approximately $11.5 million upon closing the transaction, including a one-time in-process research and development charge and a compensatory bonus expense. The transaction is expected to close during the second quarter of 1998 and is subject to customary closing conditions.

Phil Beisel, Wayfarer's vice president of product development, will join Vantive as vice president of VantiveVista product development; Greg Seitz, Wayfarer's vice president of engineering and chief technical officer, will join Vantive as vice president of VantiveVista engineering. The Wayfarer engineering team will also join Vantive. All will report to Garry Hallee, executive vice president of research and development at Vantive.

"Vantive has the superior solutions, extensive customer base and solid market presence to dominate this industry," said Beisel. "We are very excited to join the company that will take sales and service into the next century by providing the applications and applied web technologies to address the needs of today and tomorrow's successful organization." Added Seitz, "VantiveVista will prove to be a powerful tool for organizations looking to increase all employees' ability to contribute to customer loyalty."

About Wayfarer Communications

Wayfarer is the leader in browser-based solutions that deliver the "up-to-the-minute pulse of the business" for Fortune 2000 companies, enabling them to make faster, more informed decisions. Wayfarer was recently selected by Computerworld as one of the "Top 100 Hot Emerging Companies" and its products have won Network World's "Blue Ribbon Award" and ZD Internet Magazine's "ZD Internet Net Best" in comparison tests of products with leading industry vendors. Wayfarer was selected by Oracle (NASDAQ:ORCL-news) as a CAI partner and works with Microsoft (NASDAQ:MSFT-news) and Netscape (NASDAQ:NSCP-news) browsers.

About The Vantive Corporation

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Vantive is a worldwide leader in the front-office automation software market with more than 550 customers and $117 million revenue in 1997. Vantive's vision is to help companies improve sales performance and create customers for life. The Vantive Enterprise is an integrated suite of web-enabled software that automates sales, marketing, call center, help desk and field service operations. Vantive Enterprise is differentiated by its rich functionality; proven mobile solutions; component-based, high-performance architecture; and time- and cost-effective implementations. Founded in 1990, Vantive is headquartered in Santa Clara, California, and distributes its products in more than two dozen countries. Contact the Vantive Corporation at 800/VANTIVE, 408/982-5700, or www.vantive.com.

This press release contains forward-looking statements that are based on expectations and assumptions that involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements, including risks associated with the integration of the two companies' respective operations, technologies and products and the related diversion of the management's attention from other business concerns; the rapidly evolving markets for the companies' products and uncertainties regarding development of those markets; new product development and the ongoing introduction of new and enhanced products; and intensive competition in the markets in which the companies compete. For additional information regarding these and other risks, reference is made to Vantive's Annual Report on Form 10-K for the year ended December 31, 1997 and subsequent Quarterly Reports on Form 10-Q.

Note to Editors: Vantive, VantiveVista, Vantive Enterprise, Vantive Sales, Vantive Support, Vantive Quality, Vantive FieldService, Vantive HelpDesk, and VanWeb are trademarks of The Vantive Corporation. Other product or company names used herein may be trademarks of their respective owners.

Contact:

  The Vantive Corporation
  Brian Tuller, 408/982-5700 (press)
  brian_tuller@vantive.com
   or
  The Horn Group
  Jaia Zimmerman, 415/905-4021 (press)
  jzimmerman@horngroup.com
   or
  The Vantive Corporation
  Mike Loo, 408/982-5700 (financial)
  mike_loo@vantive.com
   or
  Morgen-Walke Associates
  Todd Friedman, 415/296-7383 (financial)
  tfriedman@mwa-sf.com


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